UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 31, 2012 (December 13, 2012)

MICHAEL BAKER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number 1-6627

Pennsylvania	25-0927646
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

100 Airside Drive Moon Township, Pennsylvania	15108
(Address of Principal Executive Offices)	(Zip Code)

(412) 269-6300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On December 17, 2012 Michael Baker Corporation (the “Company”) filed a current report on Form 8-K (the “Original 8-K”) reporting: (i) the departure of Mr. Bradley L. Mallory as President, Chief Executive Officer and Director of the Company; and (ii) the creation of an Office of the Chief Executive. This Amendment on Form 8-K/A is being filed to amend and restate Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers to include information concerning Mr. Mallory’s Separation Agreement which was not available at the time of the filing of the Original 8-K, along with the additional compensation Mr. Zugay and Mr. McKnight will receive for their service in the Office of the Chief Executive.

Except as described above, the disclosures contained in the Original 8-K have not been updated to reflect events, results or developments that have occurred after the filing of the Original 8-K. This amendment should be read in conjunction with the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 13, 2012, Michael Baker Corporation (the “Company”) issued a press release announcing that its Board of Directors and Mr. Bradley L. Mallory have agreed that Mr. Mallory will step down as President, Chief Executive Officer and Director of the Company, effective immediately.

(c) On December 13, 2012, the Board announced the creation of an Office of the Chief Executive, which will be composed of Mr. Michael J. Zugay, chief financial officer, and Mr. H. James McKnight, chief legal officer, to lead the Company on an interim basis.

Mr. Zugay, age 60, joined the Company in February 2009 and has served as Executive Vice President and Chief Financial Officer since April 2009 and Chief Administrative Officer since August 2011. Prior to joining the Company Mr. Zugay was Senior Vice President, Chief Financial Officer and Corporate Secretary of iGate Corporation from April 2001 to March 2008 and held various positions at iGate from March 1995 to April 2001. Prior to his service at iGate Corporation Mr. Zugay served as President and Chief Executive Officer of Bliss-Salem, Inc.

Mr. McKnight, age 68, joined the Company in 1995 and has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since June 2000. Prior to serving as Executive Vice President, Chief Legal Officer and Corporate Secretary, Mr. McKnight served as Senior Vice President, General Counsel and Secretary from 1998 to 2000, and as Vice President, General Counsel and Secretary from 1995 to 1998.

The Board has determined to provide an increase in Mr. McKnight’s annual base salary to $377,062.40. Mr. Zugay’s annual base salary is currently $377,062.40 and as a result he will not receive any increase.

(e) In connection with Mr. Mallory stepping down as President, Chief Executive Officer and Director, the Company and Mr. Mallory entered into a Separation Agreement dated December 31, 2012 (the “Separation Agreement”). Under the terms of the Separation Agreement, the Company and Mr. Mallory have agreed, among other things, to the following:

•

The Company will pay Mr. Mallory an amount equal to $430,497.60 minus all lawful withholdings and less any prior payments for accrued unused vacation (in excess of five days) or severance under the normal severance policy of the Company paid on the next regularly scheduled payroll date following the Termination Date, as defined in the Separation Agreement.

•

In lieu of any rights to further or future equity awards Mr. Mallory will receive full vesting acceleration on the Termination Date of all of Mr. Mallory’s stock awards then outstanding under the Company’s Long-Term Incentive Plan, which amounts to 28,362 shares.

•	Mr. Mallory will release the Company for all claims permitted by law, including claims arising out of his separation from the Company.

•	Mr. Mallory will continue to be bound by his obligations and restrictive covenants contained in his Employment Agreement dated June 17, 2008.

•

To the same extent as other directors, officers and employees, Mr. Mallory will continue to be entitled to indemnification as a director, officer and employee under the Company’s Articles of Incorporation or By-Laws.

The foregoing summary is qualified in its entirety by the terms and conditions set forth in the Separation Agreement, which are incorporated by reference in this Item 5.02(e). A copy of the Separation Agreement is attached as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1        Separation Agreement dated December 31, 2012

Exhibit 99.1        Press release dated December 13, 2012 regarding the matter referenced in Item 5.02. (Previously Filed)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAEL BAKER CORPORATION

By:	/s/ H. James McKnight
H. James McKnight Executive Vice President, Chief Legal Officer and Corporate Secretary

Date: January 7, 2013